Exhibit 99

FOR IMMEDIATE RELEASE

Jan. 23, 2004

DTE ENERGY RESPONDS TO UNSOLICITED,
BELOW-MARKET “MINI-TENDER OFFER”

     DETROIT – On Jan.14, DTE Energy (NYSE:DTE) learned of an unsolicited below-market “mini-tender offer” by a Canadian company named TRC Capital Corp. (TRC) dated Dec. 30, 2003. TRC proposes to purchase up to 3 million shares, or approximately 1.78 percent, of DTE Energy common stock at a discounted price of $38.50 per share, approximately 2.6 percent below the closing price of DTE Energy common stock on the New York Stock Exchange on the day prior to the date of the offer.

     DTE Energy is not affiliated with TRC and DTE Energy today recommended that shareholders reject the TRC offer. DTE shareholders should exercise caution regarding the TRC offer and should consult their investment advisors about this offer.

     DTE Energy understands that TRC has made numerous below-market “mini-tender offers” for other companies’ shares and that TRC provides no assurances that it will have the financial resources to complete the offer. TRC reserves the ability to extend the offer and delay payment beyond the scheduled expiration date, or to withdraw the offer or to amend the offer including the price. The TRC offer is subject to many conditions, including no decline in the market price of DTE Energy common stock and availability of financing for the purchase satisfactory to TRC.

     TRC has reserved the right to retain all deposited shares throughout that period and to decline to purchase those shares if it so chooses for a lengthy list of specified reasons, including in the event that the market price of DTE Energy’s shares has declined from the market price on Dec. 29, 2003.

     Mini-tender offers typically seek less than 5 percent of a company’s common stock – thereby avoiding many disclosure requirements of the Securities and Exchange Commission – and are the subject of an SEC bulletin that is available on the SEC website http://www.sec.gov/investor/pubs/minitend.htm. That bulletin states that “some bidders make mini-tender offers at below-market prices, hoping that they will catch investors off guard if the investors do not compare the offer price to the current market price.” The bulletin also says, “...with most mini-tender offers, investors typically feel pressured to tender their shares quickly without having solid information about the tender offer or the people behind it.”

- more -

     DTE Energy shareholders who may have already tendered their shares are advised that they have the right to withdraw their shares by prescribed written notice and procedures at any time prior to the scheduled expiration time of the offer, which is 12:01 a.m. EST Thursday, Jan. 29, 2004, and in other circumstances as set forth in TRC’s Offer to Purchase. Shareholders who tender shares in response to the offer will not be able to withdraw their shares from 12:01 a.m. Jan. 29 until the opening of business Feb. 9.

     DTE Energy is a Detroit-based energy company involved in the development and management of energy-related businesses and services nationwide. Its largest operating companies are Detroit Edison, an electric utility serving 2.1 million customers in Southeastern Michigan, and Michigan Consolidated Gas Co., a natural gas utility serving 1.2 million customers in Michigan. Information about DTE Energy is available at dteenergy.com.

Members of the Media – For Further Information:

Lorie N. Kessler	Scott Simons
(313) 235-8807	(313) 235-8808